Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2000 Long-Term Stock Incentive Plan of Isle of Capri Casinos, Inc. of our reports dated July 10, 2008, with respect to the consolidated financial statements and schedule of Isle of Capri Casinos, Inc. included in its Annual Report (Form 10-K) for the year ended April 27, 2008 and the effectiveness of internal control over financial reporting of Isle of Capri Casinos, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

September 4, 2008